EXHIBIT 99.1

EMAIL FROM JOHN J. SIMS

TO ALL EMPLOYEES

Re:   Update on the Austin Ventures Agreement with the Company

All Employees,

Last week, the Company announced that our Board of Directors had concluded an agreement whereby Austin Ventures will acquire all of the outstanding share capital of 724 Solutions in a cash transaction.  Such a transaction would effectively take the Company private, and allow it to invest and grow outside of the microscope of the public markets.

It has become very difficult for small public companies to sustain themselves as standalone entities.  The regulatory changes over the past few years have required all public companies to add significant cost in the areas of Directors and Officers Insurance, Audit Fees, Legal Fees and internal control overhead.  Additionally, the investment banks that provide research coverage for stocks have cut back substantially on the size of companies that they cover, making it difficult to get any reasonable research coverage. As a public entity, we are also required to maintain a high level of transparency for investors, but often this level of disclosure gets used and abused by competitors to their advantage.

Austin Ventures is a formidable investment partners.  They have successfully invested approximately $3 billion over the years, and have a proven track record of supporting the growth of their portfolio companies. As our largest shareholder and with two Board members, they are very well aware of the Company’s status, strategic direction and investment needs. As such, they make this offer fully understanding our potential and what it will take to realize this value.

If the agreement receives shareholder approval, I believe that this will be a very positive development for the Company, employees, customers and partners. The stability and future of our Company is often questioned by our competitors, and I know some of you have had concerns in these areas as well, being owned and funded by Austin Ventures should take away many of these concerns.  Competitors will have to compete with us on the capabilities of our products and the quality of our vision, that is a playing field on which I believe we can win.

Attached is a Questions and Answers document provided to give you some additional insights. In the meantime, I ask that you all remain focused on helping us achieve our short term product and sales goals, as well as the implementation of our long term vision.

Thank you for your continuing support.

John

* * *

724 Solutions will file a Management Information Circular and Proxy Statement and other relevant documents regarding this transaction with the U.S. Securities and Exchange Commission (the “SEC”). These documents will contain important information about the transaction, and 724 Solutions urges you to read these documents when they become available. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov).

724 Solutions and certain of its affiliates may be deemed to be participants in the solicitation of proxies in connection with the proposed arrangement. A description of the interests of certain of 724 Solutions’ directors and executive officers in the company is set forth in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2005. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed arrangement, and a description of their direct and indirect interests in the proposed arrangement, as well as the interests of the company’s executive officers and directors, will be set forth in the Management Information Circular and Proxy Statement when it is filed with the SEC.

                    Q&A regarding Disclosure of Arrangement Agreement between the Company and Austin Ventures

1.	Will there be big changes in company as a result of Austin Ventures proposal?

Austin Ventures (AV) has been our largest shareholder for some time and has appointed two members to our Board.  As such, their offer may be viewed as an endorsement of the company’s strategy and direction, and is a reflection of how difficult it is for a company of our size, and at this stage of investment, to be a public entity.

If the arrangement is approved, it would mean that we become a private company, which would change the amount of the company’s internal business that would have to be disclosed to the outside world. This would remove the likelihood that competitors would misuse our public filings to their advantage in competitive sales situations.  It would also mean that the Company could reduce cost in areas of Directors and Officers Insurance, Audit Fees, Legal Fees and other areas of regulatory compliance.

We would also likely see our Board of Directors become smaller and staffed with appointees from AV, or individuals endorsed by them.

2.	What is the Arrangement Agreement with AV?

The agreement proposes to acquire substantially all of the outstanding common shares of 724 Solutions not owned by Austin Ventures for cash consideration totaling $3.34 per common share. Additionally, all in-the-money options would be cashed out at a value equal to the difference between the option strike price and $3.34 per share.

3.	When will we know if this agreement is approved by shareholders?

Now that the agreement has been signed, the Company is preparing the appropriate Management Information Circular and Proxy that needs to be reviewed and approved by the SEC, and then sent to all security holders of record.  After the requisite review period, an annual and special meeting of security holders will be held, at which the relevant resolutions will be considered and voted upon.  It is expected that this meeting will take place as early as June 2006.

4.	Who is on the Special Committee that approved this transaction?

The Special Committee is independent of management and independent of Austin Ventures, and consists of Ian Giffen, our chairman of the Board, and Jim Dixon and Barry Reiter, who are also Board members.

5.	Who is Austin Ventures?

Austin Ventures was one of the original investors in TANTAU Software and has a long history of support for 724 Solutions.  AV has approximately $3 billion under management across nine funds, and has provided startup and growth capital to emerging companies for over twenty years. AV partners with exceptionally talented entrepreneurs and operating executives to build valuable businesses in a variety of technology and service industries. AV invests nationally but maintains a particular focus on Texas and the Southwest, where AV is the region’s most active investor. AV’s team of investment professionals works with companies at every stage of the funding lifecycle, from initial seed investments, through startup and growth capital, to management-led buyouts and recapitalizations. Austin Ventures brings a long-term investment perspective, broad experience in building high-growth companies, and access to an unparalleled network of entrepreneurs and executives.

6.	Why was a Special Committee formed in the first place?

724 Solutions’ Board of Directors had previously formed a Special Committee composed entirely of directors who are independent of management and independent of Austin Ventures to consider potential value enhancing strategic alternatives for 724 Solutions’ shareholders.

The Board also retained an investment bank, Thomas Weisel Partners LLC, to assist the Special Committee in exploring the possible strategic alternatives available to the Company.

7.	Will the successful conclusion of this process mean that we become a private company?

Yes. When completed, we would no longer be listed on the NASDAQ or TSX stock exchanges.

8.	If the Arrangement Agreement is approved by shareholders, and we are taken private, what will happen to our shares and stock options?

AV will purchase any shares that you own for cash consideration at $3.34 per share.

Options that are in-the-money will be cashed out for a value equal to the difference between the option strike price and $3.34 per share times the numbers of vested in-the-money options.

Any options that have a strike price higher than $3.34 per share will be cancelled and will become null and void.

9.	Will there be any new stock options issued if AV acquires the Company?

This question cannot be answered definitively until the transaction is closed, but it is expected that the Company will eventually have a stock option plan and that employees would be granted options that align their interests with those of the Company and AV, as the new owners of the Company. However, the details of such a plan are not yet available.

10.	Will there be any changes in management as a result of this proposal?

No, other than appointing a replacement for Tamara and filling the vacant Vice President of Engineering role, there are no other changes planned at this time.

11.	Will there be layoffs?

There are no plans for any layoffs at this time. We will, of course, continue to evaluate different parts of our business and make staffing changes as required.  The AV acquisition is motivated by the opportunity for company value growth over the long term, not by short term cost reduction.

12.	Will there be any impact to our customers or partners?

In the short term, we do not expect any impact to customers.  In the longer term, this should be good for customers because it means that the company will be owned and financed by one of the premier private equity companies in the United States, which believes strongly in our strategy and direction.  This should enable customers to feel more assured about the long-term stability of the Company.

13.	How should I position this development with my customers or partners?

AV is our largest shareholder and they participate on the 724 Board of Directors. As such, they have extensive knowledge of the company’s strategic direction and funding requirements.  This move on their part is a strong endorsement of the Company, and given AV’s exceptional financial pedigree, with approximately $3 billion invested, it allows the company the backing of a strong financial source to be able to effectively execute on our strategic potential.

14.	As shareholders or option holders, are employees free to vote whichever way they see fit?

Absolutely, all shareholders and in-the-money option holders, including employees, will be free to vote however they feel is best for their individual interests.

15.	How does the NASDAQ de-listing process affect this transaction?

The Company received a notification from NASDAQ that we no longer met their continuing listing requirements.  The Company requested an extension of time to allow the Austin Ventures process to be completed and for a de-listing to occur in an orderly fashion.  This request for an extension was rejected by NASDAQ staff and the Company has now appealed that decision.  The appeal will be heard in due course, at which time the Company expects to present strong objective evidence that the Austin Ventures process is proceeding, and that an extension ought to be permitted.  During the time that we are waiting to have our appeal heard, our stock will continue to trade on the NASDAQ market. Additionally, our stock continues to trade on the Toronto Stock Exchange. If the Austin Ventures acquisition is approved by shareholders and confirmed by the Court, the Company would request that our shares be de-listed from both exchanges in an orderly fashion.

16.	If I, or one of our customers or partners, have any other questions, whom should I/they contact?

If an employee, customer or partner has any more questions, they should contact Steve Morrison, who will assist with answers to the extent possible.

If you are contacted by a non-employee shareholder, or by the media, you should make no comment on this potential acquisition, but rather refer them, as with other investor relations questions, to Steve Morrison, who will handle their inquiries.